Exhibit 99.1

ContraVir Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2018

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash	$2,580,356	$10,126,000	(1)	$12.706,356
Prepaid expenses	146,925	—		146,925
Deferred financing fees	13,781	—		13,781
Total current assets	2,741,062	10,126,000		12,867,062
Property and equipment, net	41,716	—		41,716
In process research and development	3,190,000	—		3,190,000
Goodwill	1,870,924	—		1,870,924
Other assets	131,539	—		131,539
Total assets	$7,975,241	$10,126,000		$18,101,241

Liabilities and Stockholders’ Equity\(Deficit)
Current liabilities:
Accounts payable	$2,079,313	$—		$2,079,313
Accrued liabilities	920,322	—		920,322
Convertible debt	2,000,000	—		2,000,000
Total current liabilities	4,999,635	—		4,999,635

Contingent consideration	3,220,000	—		3,220,000
Deferred tax liability	360,700	—		360,700
Deferred rent liability	7,406	—		7,406
Derivative financial instruments at estimated value - warrants	139,017	4,798,573	(1)	4,937,590
Total liabilities	8,726,758	4,798,573		13,525,331

Stockholders’ (deficit)/equity
Convertible preferred stock, par value $0.0001 per share. Authorized 20,000,000 shares	—	—		—
Series A convertible preferred stock, stated value $10.00 per share, 85,581 shares issued and outstanding at June 30, 2018	855,808	—		855,808
Series C convertible preferred stock, stated value $1,000 per share. 10,826 shares issued and outstanding at June 30, 2018.	—	5.327,427	(1)	5.327,427
Common stock, par value of $.0001 per share. Authorized 120,000,000 shares, 10,692,174 issued and outstanding at June 30, 2018.	1,069	—		1,069
Additional paid-in capital	72,125,806	—		72,125,806
Accumulated deficit	(73,734,200)	—		(73,734,200)
Total stockholders’ (deficit)/equity	(751,517)	5.327,427		4.575,910
Total liabilities and stockholders’ equity	$7,975,241	$10,126,000		$18,101,241

(1) — On July 3, 2018, the Company completed a rights offering pursuant to its effective registration statement on Form S-1, as amended. The Company received net proceeds of $10.1 million after broker\dealer fees. Pursuant to the Rights Offering, the Company sold an aggregate of 10,826 units consisting of an aggregate 10,826 shares of Series C Preferred Stock and 6,223,204 warrants, with each warrant exercisable for one share of Common Stock at an exercise price of $1.55 per share. The Company evaluated the accounting for the warrants under ASC Topic 480, Distinguishing Liabilities from Equity, as well as ASC Topic 815, Derivatives and Hedging and determined that the warrants should be classified as a derivative liability totaling approximately $4.8 million.